PRESS RELEASE
FOR IMMEDIATE RELEASE
MEDIA CONTACT:
David Jones
Chief Financial Officer
865-293-5522
Team Health, Inc. Announces Preliminary Results of Tender Offer and
Consent Solicitation for its 9% Senior Subordinated Notes due 2012
Knoxville, Tenn-November 8, 2005-Team Health, Inc. announced the results to date of its previously announced tender offer and consent solicitation for any and all of its outstanding 9% Senior Subordinated Notes due 2012 (the “Notes”).
As of 5:00 p.m., New York City time, on November 8, 2005 (the “Consent Date”), the last day and time for holders to deliver their Notes pursuant to the tender offer and be eligible to receive the Total Consideration including the Consent Amount, holders of approximately $143.6 million in aggregate principal amount of Notes had tendered their Notes pursuant to the tender offer. This participation represents approximately 98.6% of the total principal amount of Notes outstanding. Notes tendered prior to the Consent Date may no longer be withdrawn and consents delivered prior to the Consent Date may no longer be revoked.
Team Health also announced that it has received the requisite consents to adopt the proposed amendments pursuant to the consent solicitation. As a result, it is expected that Team Health and the indenture trustee will execute a supplemental indenture in respect of such amendments, with such amendments to become operative upon the acceptance for payment of Notes pursuant to the tender offer.
Holders who validly tendered their Notes by the Consent Date will be eligible to receive the Total Consideration offered in the tender offer and consent solicitation, namely $1,122.72 per $1,000 principal amount of Notes validly tendered and not properly withdrawn prior to the Consent Date. Holders who validly tender their Notes after the Consent Date and on or prior to 8:00 a.m., New York City time, November 23, 2005 (the “Expiration Date”), will be eligible to receive the Tender Offer Consideration, namely $1,092.72 per $1,000 principal amount of Notes validly tendered and not properly withdrawn, representing the Total Consideration less the consent payment of $30.00 per $1,000 principal amount. In addition, holders whose Notes are purchased will be paid accrued and unpaid interest up to, but not including, the settlement date which is expected to be the same date that the tender offer expires.
J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the Dealer Managers and Solicitation Agents for the tender offer and the consent solicitation and can be contacted at (212) 270-1509 (collect) and (888) 654-8637, respectively. Global Bondholder Services is the Information Agent and the Depositary for the tender offer and the consent solicitation and can be contacted at (212) 430-3774 (collect) or toll free at (866) 470-4300.
About Team Health, Inc.
Founded in 1979, Team Health, Inc. is headquartered in Knoxville, Tennessee. Team Health, Inc. is affiliated with more than 5,000 healthcare professionals who provide emergency medicine, radiology, anesthesia, hospitalist, urgent care and pediatric staffing and management services to approximately over 490 civilian and military hospitals and their affiliated surgical centers and clinics in 44 states.
This communication is for informational purposes only. It is not intended as an offer or solicitation for the purchase or sale of any financial instrument or as an official confirmation of any transaction. Any comments or statements made herein do not necessarily reflect those of J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Global Bondholder Services, or their respective subsidiaries and affiliates.